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EXHIBIT 21

Subsidiaries

Page 84


                                  SUBSIDIARIES

        (1)     U.S. Subsidiaries Wholly Owned by Drexler Technology
                Corporation:

                Name of Subsidiary                      State of Incorporation
                ------------------                      ----------------------

                LaserCard Systems Corporation                  Delaware
                Microfab Systems Corporation                   California
                Precision Photoglass, Inc.                     California

        (2)     Foreign Subsidiaries Wholly Owned by Drexler Technology
                Corporation:

                Name of Subsidiary                             Country
                ------------------                             -------

                Challenge Card Design Plastikkarten GmbH       Germany
                cards & more GmbH                              Germany